Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (No. 333-277072)) and related Prospectus of Sable Offshore Corp. (the “Company”) of our report dated March 17, 2025, relating to the financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

April 17, 2025